Exhibit (a)(1)(A)
NOTICE
To the Holders of
PRIDE INTERNATIONAL, INC.
3 1/4% Convertible Senior Notes Due 2033
CUSIP 74153Q AD 4* and 74153Q AC 6*
     NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Notes (as defined below) and the Indenture dated as of May 1, 1997 between Pride International, Inc. (the “Company”) and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture thereto dated as of April 28, 2003 and the Seventh Supplemental Indenture thereto dated as of October 23, 2003 (as so supplemented, the “Indenture”), pursuant to which the 3 1/4% Convertible Senior Notes Due 2033 of the Company (the “Notes”) were issued, the Company will be obligated to purchase, at the option of the holder thereof, any outstanding Notes for which a written notice of purchase (a “Purchase Notice”), in the form attached hereto, has been delivered by such holder to the Trustee, as paying agent (the “Paying Agent”), at any time from the opening of business on April 3, 2008 until the close of business on May 1, 2008 (the “Purchase Date”) and for which such Purchase Notice has not been withdrawn, subject to certain conditions specified in the Indenture. The purchase price of the Notes will be equal to 100% of their principal amount (the “Purchase Price”). The Company has elected to pay the Purchase Price in cash. The Purchase Notice given by any holder must state (i) the certificate number of the Notes in certificated form being delivered for purchase; (ii) the portion of the principal amount of the Notes which the holder will deliver to be purchased, which portion must be in principal amount of $1,000 or in integral multiples thereof; and (iii) that such Notes shall be purchased on the Purchase Date pursuant to the terms and conditions specified in the Indenture and in the Notes, including, without limitation, paragraph 6 thereof. The Notes are convertible into the Company’s common stock, par value $.01 per share (“Common Stock”), at a rate of 38.9045 shares of Common Stock per $1,000 principal amount at the option of the holder and so long as specified conditions are met. Holders who want to convert Notes into Common Stock must satisfy the requirements of paragraph 8 of the Notes. Notes as to which a Purchase Notice has been given may be converted into Common Stock at any time prior to the close of business on the Purchase Date only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture. A previously delivered Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Purchase Date specifying (1) the certificate number of the Notes in certificated form in respect of which such notice of withdrawal is being submitted; (2) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and (3) the principal amount, if any, of such Notes which remains subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company. The Notes and the Purchase Notice must be surrendered to the Paying Agent (together with all necessary endorsements) to collect payment. Holders surrendering their Notes through the Depository Trust Company (“DTC”) need not submit a physical Purchase Notice to the Paying Agent if they comply with DTC’s transmittal procedures. Likewise, holders attempting to withdraw a previously delivered Purchase Notice may do so by complying with DTC’s withdrawal procedures and do not need to submit a physical withdrawal notice to the Paying Agent. The Company will forward to the Paying Agent, on May 2, 2008, the appropriate amount of cash required to pay the total purchase price for all validly surrendered notes, and the Paying Agent will promptly distribute the cash to the holders who have validly surrendered their notes.
     Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission relating to the purchase of Notes by the Company as of the Purchase Date.
     Questions and requests for assistance in connection with the surrender of Notes for purchase may be directed to Bondholder Relations at The Bank of New York at 1-800-438-5473.
     The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

By Mail:	By Hand:	By Courier:

The Bank of New York	The Bank of New York	The Bank of New York
Global Corporate Trust	Global Corporate Trust	Global Corporate Trust
P.O. Box 2320	2001 Bryan Street, 9th Floor	101 Barclay Street, 1st Floor East
Dallas, Texas 75221-2320	Dallas, Texas 75201	New York, New York 10286

Dated: April 2, 2008	The Bank of New York, as TRUSTEE
on behalf of Pride International, Inc.
NOTICE:
The Paying Agent will withhold under the U.S. backup withholding rules 28% of any payment that is made upon purchase of any Notes unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.
*	No representation is made as to the correctness of such number either as printed on the Notes or as contained in this notice of redemption, and reliance may be placed only on the other identification printed on the Notes.

PURCHASE NOTICE
To: Pride International, Inc.
     The undersigned registered holder of the 3 1/4% Convertible Senior Notes Due 2033 (the “Notes”) of Pride International, Inc. (the “Company”) hereby acknowledges receipt of a Company Notice dated April 2, 2008, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the purchase of Notes by the Company as of May 1, 2008, and requests and instructs the Company (through the Paying Agent) to purchase the Notes referred to below as of May 1, 2008, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) paragraph 6 of the Notes.
     The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to validly surrender the Notes surrendered hereby; (b) when and to the extent the Company accepts such Notes for purchase, the Company will acquire good and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their surrender or transfer, and not subject to any adverse claim; and (c) on request, the undersigned will execute and deliver any additional documents that the Paying Agent or the Company deems necessary or desirable to complete the surrender of the Notes surrendered for purchase hereby and accepted for purchase.
Dated: _____________, 2008

(Exact Name of Holder)

Signature(s)
Certificate No(s). of Notes to be purchased: ______________________
Total Principal Amount of Notes to be purchased ($1,000 or integral multiple thereof):
$___________________________
(Note: if less than all of the Notes represented by the certificates listed above are to be purchased, please indicate the principal amount to be purchased in respect of each certificate)